EXECUTION COPY

AMENDMENT NO. 1

TO

ASSET PURCHASE AGREEMENT

BETWEEN

DRESSER, INC.

AS SELLER

AND

ASHCROFT HOLDINGS, INC.

AS BUYER

Dated

November 30, 2005

AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT

This Amendment No. 1 to Asset Purchase Agreement (this “Amendment”) is entered into on November 30, 2005 by and between Dresser, Inc., a Delaware corporation (“Seller”), and Ashcroft Holdings, Inc., a Delaware corporation (“Buyer”).

PRELIMINARY STATEMENTS

A. Buyer and Seller entered into that certain Asset Purchase Agreement, dated as of September 2, 2005 (the “Agreement”), relating to the purchase by Buyer of substantially all of the assets used or held for use in the Business and the assumption by Buyer of certain Liabilities of the Business, in each case on the terms and subject to the conditions set forth in the Agreement.

B. Section 11.6 of the Agreement provides that the Agreement may not be amended, supplemented or otherwise modified except in a written document executed by the Party against whose interest the modification will operate.

C. The Parties desire to make certain changes to the Agreement as provided herein.

D. Any capitalized terms used in this Amendment but not defined herein shall have the meaning ascribed thereto in the Agreement.

AGREEMENT

The Parties, intending to be legally bound, agree as follows.

ARTICLE 1

1.1 INTELLECTUAL PROPERTY

Buyer hereby acknowledges that (a) the engagement of Fish & Richardson P.C. (“IP Counsel”) to act as intellectual property counsel for Buyer post-Closing, (b) the transfer of all intellectual property files and related documents and records of the Business to IP Counsel pursuant to that certain letter from Seller to IP Counsel dated October 7, 2005, a copy of which has been provided to Buyer, and (c), with respect to the items listed at Section 3.9(a)(3) and Section 3.10(2) of Seller’s Disclosure Schedule, possession at Closing by Buyer of the intellectual property files and related documents and records of the Business (or its Affiliate) at the Stratford, CT facility, constitutes the complete and full satisfaction of Seller’s obligation, at the Closing, to deliver to Buyer correct and complete copies (but not title) of all patents and patent applications, trademark registrations and applications, and licenses referenced on Section 3.9(a) of Seller’s Disclosure Schedule.

1.2 AMENDED SELLER’S DISCLOSURE SCHEDULE

The Parties agree that the Amended Seller’s Disclosure Schedule (“Amended Seller’s Disclosure Schedule”) delivered by Seller to Buyer concurrently with the execution and delivery of this Amendment shall amend and replace the original Seller’s Disclosure Schedule and shall constitute the Seller’s Disclosure Schedule for purposes of the Agreement as if delivered on September 2, 2005 and shall be deemed to have been delivered on such date, regardless of whether such Amended Seller’s Disclosure Schedule references any date or event occurring on or after September 2, 2005.

1.3 ADDITIONAL INDEMNITIES

(a) Section 8.2(a) of the Agreement shall be amended as follows:

        The word “and” at the end of Section 8.2(a)(vii) shall be deleted and Section 8.2(a)(viii) will be deleted in its entirety. In lieu thereof, following Section 8.2(a)(vii), as amended, shall be inserted new Sections 8.2(a)(viii), 8.2(a)(ix) and 8.2(a)(x), which shall read as follows:

“(viii) any and all Liabilities arising under or related to the PLTA or the Tax Sharing Agreement, whether arising before, on or after the Closing Date;

(ix) any and all Liabilities arising or having arisen under or relating to Dresser Europe GmbH’s duties or obligations under that certain lease commercial agreement, effective as from January 15, 2001, entered into between Dresser Europe GmbH and SCI CAMBA GEC 133 Lognes Campanules relating to offices situated ZAC du Mandinet, Rue des Campanules 77185 Lognes (France), as amended by that certain letter, dated November 16, 2005 and signed by Mr. Frédéric Meriguet on behalf of GVIO, 140, Boulevard Malesherbos, F-75017 Paris, France, (the “French Lease”) that relate solely to periods prior to the Effective Time or are to be observed, paid, discharged or performed prior to the Effective Time; and

(x) any claims or Proceedings with respect to any of the matters set forth in Sections 8.2(a)(i) through (ix).”

The Parties agree that the indemnity under (a) new Section 8.2(a)(viii) will survive until 60 days following the expiration of any applicable statute of limitations and (b) new Section 8.2(a)(ix) will survive until 60 days following the termination or expiration of the French Lease (as in effect at the Effective Time) and, in each case, shall be deemed a Non-Basket/Cap Item for purposes of Section 8 of the Agreement.

(b) Section 8.3 of the Agreement shall be amended as follows:

        The word “and” at the end of Section 8.3(f) shall be deleted and Section 8.3(g) will be deleted in its entirety. In lieu thereof, following Section 8.3(f), as amended, shall be inserted new Sections 8.3(g), 8.3(h), 8.3(i) and 8.3(j), which shall read as follows:

“(g) any and all Liabilities arising under or relating to Ashcroft GmbH’s duties or obligations under the French Lease that relate solely to periods following the Effective Time or are to be observed, paid, discharged or performed, after the Effective Time;

(h) any and all Liabilities arising under or relating to the preparation, signing or filing of documentation prepared by Buyer or its Affiliates or Buyer’s accounting or financial advisors for purposes of registering Buyer and its Affiliates to do business or otherwise carry-out their activities in various states or to make tax filings or be subject to tax in various states, which documents were prepared, signed and/or filed on or about October 18, 2005 (including by management of Seller’s Instruments Business purportedly acting by, on behalf of or at the request of Buyer and its Representatives);

(i) subject to Section 8.2(a)(viii), any and all claims Ebro may have against Seller or any of its Affiliates under Section 302 para. 1 of the German Stock Corporation Act for compensation of losses incurred by Ebro in the fiscal years prior to the Closing Date; and

(j) any claims or Proceedings with respect to any of the matters set forth in Section 8.3(a) through (i).”

The Parties agree that the indemnity under new (a) Section 8.3(g) will survive until 60 days following the termination or expiration of the French Lease (as may be amended from time to time); provided that in no event shall such indemnity survive past 60 days following the termination or expiration of Dresser Europe GmbH’s duties and obligations under the French Lease and (b) Section 8.3(h) or (i) will survive until 60 days following the expiration of any applicable statute of limitations and, in each case, shall be deemed a Non-Basket/Cap Item for purposes of Section 8 of the Agreement.

1.4 TRANSITION SERVICES AGREEMENT

Exhibits 1-4 and Schedule 10.1 of the Transition Services Agreement are hereby amended and restated in their entirety to read as set forth on Annex A hereto.

ARTICLE 2

2.1 AMENDMENT TO SECTION 2.5 OF THE AGREEMENT

The text of Section 2.5 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Buyer (on behalf of Buyer and its Affiliates) agrees to pay to Seller (on behalf of Seller and its Affiliates) at the Closing $34,000,000 in immediately available funds (which amount includes the portion of the purchase price allocable to the Assets transferred under the Business Transfer Agreements) (the “Purchase Price”) payable by wire transfer or delivery of other immediately available funds to one or more accounts as designated by Seller, which funds shall be allocated pursuant to Section 2.7. The Purchase Price is subject to a post Closing adjustment as set forth in Section 2.6.”

2.2 AMENDMENT TO SECTION 3.13(c) OF THE AGREEMENT

The following sentence is hereby added to the end of Section 3.13(c) of the Agreement:

“In addition, except as set forth in Section 3.13(c) of Seller’s Disclosure Schedule, neither Dresser Europe GmbH nor Ebro Electronic GmbH & Co. KG (“Ebro”) is bound by any works agreement concluded with works councils applicable to Transferring Employees.”

2.3 SECTION 3.29

A new Section 3.29 is hereby added to the Agreement, which shall read in its entirety as follows:

“3.29 GERMANY

(a) Seller or its Affiliates own all of the limited partnership interests, general partnership interests and all other interests (equity, voting or otherwise) in Ebro (the “Ebro Partnership Interests”) and upon consummation of the Contemplated Transactions, Buyer or its Affiliates will own the Ebro Partnership Interests free and clear of all Encumbrances (other than restrictions on transferability under applicable securities laws).

(b) Other than that certain Gesellschaftsvertrag der EBRO Electronic GmbH & Co. KG, dated as of November 28, 2005 (the “Ebro Partnership Agreement”), there is no other Governing Document between the partners of Ebro relating to such partnership interests.

(c) There are no inter-company agreements (within the meaning of Sections 291 et seq. of the German Stock Corporation Act) between Ebro and Seller or any of Seller’s Affiliates. The profit and loss transfer agreement entered into between EBRO Electronic GmbH, Ingolstadt

(predecessor to Ebro) and Dresser Europe S.A., Brussels, Belgium on March 3, 1994 (the “PLTA”) and the agreement on the sharing of corporation income tax and trade tax entered into by the same parties on October 25, 1994 (the “Tax Sharing Agreement”) will be validly terminated as of the Closing Date.

(d) Ebro’s participation in the Automatic Cashmanagement System with Commerzbank AG, Germany will be terminated without any further Liability to Ebro from and after the Closing.”

2.4 SECTION 5.21

A new Section 5.21 is hereby added to the Agreement, which shall read in its entirety as follows:

“5.21 ACCOUNTS

(a) The Parties agree that Buyer shall receive the following bank accounts (the “Accounts”) at or promptly following the Closing as part of the Assets, which Accounts relate primarily to the Business and are held by Wells Fargo: (i) Dresser, Inc. – Instrument lockbox account, number 4165884560, and (ii) Dresser, Inc. – Instrument controlled disbursement account, number 4759035306. As a result, the Accounts shall be deemed excluded from the definition of Excluded Assets in Section 1.2(mmm)(ii) of the Agreement.

(b) From and after the Closing Date, Buyer and any of its Affiliates shall (i) immediately notify Seller of any and all amounts in the Accounts which do not relate to the Business (as such amounts may be deposited or otherwise exist from time to time) and (ii) immediately deliver to Seller such amounts by wire transfer or delivery of other immediately available funds to one or more accounts as designated by Seller.”

2.5 SECTION 5.22

A new Section 5.22 is hereby added to the Agreement, which shall read in its entirety as follows:

“5.22 NAME CHANGE

Buyer acknowledges that the “Dresser” name is Excluded Intellectual Property as defined in Section 1.2(nnn) of the Agreement, and Buyer agrees that within 90 days following the Closing it will cause the names of Dresser Instruments S.A. de C.V. and Dresser-Nagano, Inc. to be changed to remove the “Dresser” reference. Within such 90-day time period, Buyer shall provide reasonably satisfactory evidence of such name changes to Seller.”

2.6 SECTION 5.23

A new Section 5.23 is hereby added to the Agreement, which shall read in its entirety as follows:

“5.23 GERMANY

(a) By Closing, Seller shall cause Dresser Europe GmbH to take such actions as may be necessary or appropriate that have the effect of a capital contribution of all inter-company debt related to Ebro into the equity reserves (Rücklagen) of Ebro.

(b) Until registry of Ashcroft GmbH in the land register as the owner of the Owned Real Property in Germany, Seller and its Affiliates shall not permit any burdens or encumbrances in Section II or III of the land register other than a limited personal servitude (underground cable right) in favor of RWE Energie AG, Essen shall be registered in the land register with respect to such Owned Real Property.

(c) Promptly following the Closing and at its expense, Seller shall correct the entry of the registered owner of the real property, registered with the land register of Ingolstadt at the local court (Amtsgericht) of Ingolstadt, district (Gemarkung) Ingolstadt, lot (Flurstück) 3521, folio (Blatt) 20326.

(d) Following Closing, upon receipt of an appropriate power of attorney, Seller shall, or shall cause its Affiliates to, take Reasonable Best Efforts to register the termination of the PLTA in the commercial register of the local court (Amtsgericht) in Ingolstadt on the registration sheet of Ebro as soon as possible and at its own expense.

(e) Subject to the indemnity in Section 8.2(a)(viii), each Party, on its own and on behalf of its Affiliates and

Representatives, hereby agrees that it shall not initiate a claim or Proceeding against the other Party (or any of its Affiliates or Representatives) relating to any rights or obligations under the PLTA.

(f) Promptly following the Closing, Seller shall provide evidence, reasonably satisfactory to Buyer, with respect to the termination of Ebro’s participation in the Automatic Cashmanagement System.”

2.7 SECTION 5.24

        A new Section 5.24 is hereby added to the Agreement, which shall read in its entirety as follows:

“5.24 INVENTORY

Buyer agrees that Seller or any of its designated Representatives will be provided reasonable written notice of, and may be present to observe (but not participate in) the first complete physical inventory by Buyer of the Assets post-Closing, if any.”

2.8 SECTION 5.25

A new Section 5.25 is hereby added to the Agreement, which shall read in its entirety as follows:

“5.25 SETTLEMENTS

Seller agrees that any settlements reached between Seller and the concerned local union pursuant to the MOUs between Seller and the local unions and Buyer or its Affiliates and the local unions whereby Seller is responsible, under this Agreement or the applicable MOU, for all claims, grievances and issues arising under the applicable collective bargaining agreement based on acts (or failures to act) that occurred prior to the Closing, shall contain the stipulation that the settlement is between Seller and the concerned local union and is not a precedent nor is it binding on Buyer or its Affiliates.”

ARTICLE 3

3.1 INDEMNIFICATION/REMEDIES

Subject to the limitations set forth in this Section 3.1, all representations, warranties and covenants contained in this Amendment (or otherwise added to the Agreement pursuant to this Amendment) will survive the Closing until April 30, 2007, except for (a) new Section 3.29 of the Agreement added pursuant to Section 2.3, new Section 5.21 of the Agreement added pursuant to Section 2.4 and new Section 5.23(a) of the Agreement added pursuant to Section 2.6, each of which will survive indefinitely and shall be deemed Non-Basket/Cap Items for purposes of Article 8 of the Agreement, (b) the new sentence added to Section 3.13(c) of the Agreement pursuant to Section 2.2, new Sections 5.23(b)-(f) of the Agreement added pursuant to Section 2.6 and new Section 5.25 of the Agreement added pursuant to Section 2.8, each of which shall survive until the 60 days following the expiration of the applicable statute of limitations and (c) new Section 5.22 of the Agreement added pursuant to Section 2.5 and the new Section 5.24 of the Agreement added pursuant to Section 2.7, each of which shall expire in accordance with its terms. All representations, warranties and covenants contained in this Amendment (or otherwise added to the Agreement pursuant to this Amendment) shall be otherwise subject to the provisions of Article 8 of the Agreement.

3.2 COUNTERPARTS

This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

3.3 ENTIRE AGREEMENT AND MODIFICATION

Subject to Section 11.3 of the Agreement, this Amendment and the Agreement supersede all prior agreements (including that certain letter of intent dated July 6, 2005 between Seller and KPS Special Situations Fund II, L.P. and that certain side letter between the Parties dated November 4, 2005) among the Parties with respect to its subject matter and constitutes (along with the documents delivered pursuant to this Amendment and the Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Amendment may not be amended, supplemented or otherwise modified except in a written document executed by the Party against whose interest the modification will operate. This Amendment shall not affect any terms or provisions of the Agreement other than those amended hereby and is only intended to amend, alter or modify the Agreement as expressly stated herein. Except as expressly amended, altered or modified herein, the provisions of the Agreement are and shall remain in full force and effect.

3.4 SEVERABILITY

If a court of competent jurisdiction holds any provision of this Amendment invalid or unenforceable, the other provisions of this Amendment will remain in full force and effect. Any provision of this Amendment held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

3.5 GOVERNING LAW

This Amendment will be governed by and construed under the Laws of the State of Delaware without regard to conflicts of laws principles that would require the application of any other Law.

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The Parties have executed and delivered this Amendment as of the date indicated in the first sentence of this Amendment.

ASHCROFT HOLDINGS, INC.

By:	/s/ Ryan D. Harrison
Name: Ryan D. Harrison Title: Secretary

DRESSER, INC.

By:	/s/ Patrick M. Murray
Name: Patrick M. Murray Title: Chairman of the Board and CEO

[SIGNATURE PAGE OF AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT]